Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED BYLAWS

OF

QUANTUM CORPORATION

       The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Quantum Corporation, a Delaware corporation (the “Company”), and that, effective September 2, 2004, Section 3.2 of the Bylaws of the Company was amended, by a duly adopted resolution of a majority of the Board of Directors, to read as follows:

       “The Board of Directors shall consist of eight (8) persons.  This may be changed by a duly adopted amendment to the Certificate of Incorporation or by an amendment to this Section 3.2 of these Bylaws adopted by the vote or written consent of the holders of the shares of capital stock entitled to cast a majority of the votes entitled to be cast by holders of all outstanding shares of capital stock entitled to vote or by resolution of a majority of the Board of Directors.

       No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

       IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 2nd day of September, 2004.

/s/	Shawn D. Hall

Shawn D. Hall
Secretary